                                                                   EXHIBIT 10.39



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             LEVEL 8 SYSTEMS, INC.

                     LEVEL 8 TECHNOLOGIES ACQUISITION CORP.

                                      and

                            STARQUEST SOFTWARE, INC.

                         Dated as of September __, 2000

                               Table of Contents


                                                                                          Page
                                                                                        --------
ARTICLE I                             THE MERGER                                               1
  Section 1.1                         The Merger                                               1
  Section 1.2                         Closing                                                  1
  Section 1.3                         Effective Time                                           2
  Section 1.4                         Effects of the Merger                                    2
  Section 1.5                         Certificate of Incorporation; Bylaws                     2
  Section 1.6                         Directors; Officers                                      2

ARTICLE II                            CONSIDERATION; EFFECT OF THE MERGER ON THE
                                      CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS            2
  Section 2.1                         Consideration                                            2
  Section 2.2                         Effect on Capital Stock                                  3

ARTICLE III                           EXCHANGE OF CERTIFICATES                                 7
  Section 3.1                         Exchange of Certificates                                 7

ARTICLE IV                            REPRESENTATIONS AND WARRANTIES                          11
  Section 4.1                         Representations and Warranties of Company               11
  Section 4.2                         Representations and Warranties of Parent and            27
                                      Merger Sub

ARTICLE V                             CONDUCT OF BUSINESS OF COMPANY                          30
  Section 5.1                         Conduct of Business of Company                          30
  Section 5.2                         No Solicitation                                         32

ARTICLE VI                            ADDITIONAL COVENANTS                                    33
  Section 6.1                         Stockholder Approval                                    33
  Section 6.2                         Access to Information, Confidentiality                  33
  Section 6.3                         Reasonable Best Efforts                                 34
  Section 6.4                         Public Announcements                                    34
  Section 6.5                         Consents, Approvals and Filings                         34
  Section 6.6                         Employee Benefit Matters                                34
  Section 6.7                         Affiliates and Certain Stockholders                     35
  Section 6.8                         Indemnification                                         35
  Section 6.9                         Subsidiaries' Directors and Officers                    36
  Section 6.10                        Employment Agreements                                   36
  Section 6.11                        Employee Retention Incentive Pool                       36

ARTICLE VII                           CONDITIONS PRECEDENT                                    36
  Section 7.1                         Conditions to Each Party's Obligation to Effect         36
                                      the Merger
  Section 7.2                         Conditions to Obligations of Parent and Merger          37
                                      Sub
  Section 7.3                         Conditions to Obligation of Company                     38

ARTICLE VIII                          TERMINATION, AMENDMENT AND WAIVER                       39
  Section 8.1                         Termination                                             39
  Section 8.2                         Effect of Termination                                   40
  Section 8.3                         Amendment                                               41
  Section 8.4                         Extension; Waiver                                       41
  Section 8.5                         Procedure for Termination, Amendment, Extension         41
                                      or Waiver

ARTICLE IX                            GENERAL PROVISIONS                                      41
  Section 9.1                         Nonsurvival of Representations and Warranties           41
  Section 9.2                         Fees and Expenses                                       41
  Section 9.3                         Definitions                                             42
  Section 9.4                         Notices                                                 45
  Section 9.5                         Interpretation                                          46
  Section 9.6                         Entire Agreement; Third-Party Beneficiaries             46
  Section 9.7                         Governing Law                                           46
  Section 9.8                         Assignment                                              46
  Section 9.9                         Enforcement                                             46
  Section 9.10                        Severability                                            47
  Section 9.11                        Counterparts                                            47

EXHIBIT A                             Agreement of Merger
EXHIBIT B                             Non-Accredited Stockholder Questionnaire
EXHIBIT C                             Accredited Stockholder Questionnaire
EXHIBIT D                             Registration Rights Agreement
EXHIBIT E                             Affiliate Letter
EXHIBIT F                             Opinion Letter from Powell, Goldstein, Frazer &
                                      Murphy LLP
EXHIBIT G                             Opinion Letter from Crosby, Heafey, Roach &
                                      May Professional Corporation

                          Agreement and Plan of Merger

  This AGREEMENT AND PLAN OF MERGER, dated as of September ___ 2000 (this "Agreement"), is made and entered into by and among Level 8 Systems, Inc., a Delaware corporation ("Parent"), Level 8 Technologies Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Level 8 Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and StarQuest Software, Inc., a California corporation ("Company"). Parent, Merger Sub and Company are sometimes hereinafter collectively referred to as the "Parties." Capitalized terms as used herein shall have the meaning set forth in Section 9.3 below.

                                   Recitals:

  WHEREAS, the respective Boards of Directors of the Parties have determined that it would be advisable and in the best interests of their respective corporations and their respective stockholders for Parent to acquire Company, by means of a merger of Merger Sub with and into Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement; and

  WHEREAS, the Parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the consummation of the Merger.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"), the Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

  Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Crosby, Heafey, Roach & May Professional

Corporation, Two Embarcadero Center, Suite 2000, San Francisco, California, unless another date, time or place is agreed to in writing by the Parties.

  Section 1.3 Effective Time. The Parties shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and the Secretary of State of the State of California (the "California Secretary of State") on the Closing Date (or on such other date as Parent and Company may agree) a certificate and/or agreement of merger and any other appropriate documents, including an agreement of merger, in the form attached hereto as Exhibit A (the "Agreement of Merger"), executed in accordance with the relevant
---------
provisions of the CGCL, and make all other filings or recordings required under the DGCL and CGCL in connection with the Merger. The Merger shall become effective upon the filing of the Agreement of Merger with the California Secretary of State, or at such later time as is specified in the Agreement of Merger (the "Effective Time").

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, the CGCL and the Agreement of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Merger Sub and Company shall vest in the Surviving Corporation, and all liabilities of Merger Sub and Company shall become the liabilities of the Surviving Corporation.

  Section 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of Company as in effect at the Effective Time shall, from and after the Effective Time, be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law, and (b) the bylaws of Company as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

  Section 1.6 Directors; Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE II

              CONSIDERATION; EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

     Section 2.1 Consideration. Subject to the terms and conditions of Section 2.2, the maximum number of shares of common stock of Parent, $.001 par value per share (the "Parent Common Stock"), and the maximum number of Warrants to purchase Parent Common Stock (the "Warrants") to be issued and paid by Parent in exchange for the acquisition by Parent of all outstanding capital stock, no par value per share, of the Company (the "Shares") shall be 450,000 shares of Parent Common Stock (the "Aggregate Share Number") and 250,000 Warrants (the "Aggregate Warrant Number") (collectively, the "Merger Consideration").

     Section 2.2 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any Shares, the following shall occur (which is intended to comply fully with the liquidation preference provisions set forth in the Articles of Incorporation of the Company, as amended through the date hereof):

     (a) Common Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary (as defined in Section 9.3(q)) of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Preferred Stock.

     (i) Series E Preferred Stock. Each share of Series E Preferred Stock of the Company, no par value per share, ("Series E Preferred") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined and to the extent provided in Section 3.1(j)) will be canceled and extinguished and be converted automatically into the right to receive the following and any additional shares of Parent Common Stock and/or Warrants as provided in Section 2.2(d):

          (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) dividing the Series E Aggregate Preference Amount by the Aggregate Consideration (such quotient shall be referred to as the "Series E Quotient"), and then (2) multiplying the Series E Quotient by the Aggregate Share Number, and then (3) dividing by the Total Series E Shares upon surrender of the certificate representing such share of Series E Preferred in the manner provided in Section 3.1(b); and


          (B) Warrants. That number of Warrants, which shall be computed by (1) multiplying the Series E Quotient by the Aggregate Warrant Number, and then (2) dividing by the Total Series E Shares upon surrender of the certificate representing such share of Series E Preferred in the manner provided in Section 3.1(b).

     Notwithstanding any of the foregoing in this Section 2.2(c)(i), in the event that the Series E Aggregate Preference Amount exceeds the Aggregate Consideration, the results reached in each of 2.2(c)(i)(A) Parent Common Stock and 2.2(c)(i)(B) Warrants shall be independently reduced by multiplying each such result by the ratio of (a) the Aggregate Consideration divided by (b) the Series E Aggregate Preference Amount.

     (ii) Series D Preferred Stock. If the Aggregate Consideration exceeds the Series E Aggregate Preference Amount, each share of Series D Preferred Stock of the Company, no par value per share, ("Series D Preferred") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive the following and any additional shares of Parent Common Stock and/or Warrants as provided in Section 2.2(d):

     (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) dividing the Series D Aggregate Preference Amount by the Aggregate Consideration (such quotient shall be referred to as the "Series D Quotient"), and then (2) multiplying the Series D Quotient by the Aggregate Share Number, and then (3) dividing by the Total Series D Shares upon surrender of the certificate representing such share of Series D Preferred in the manner provided in Section 3.1(b); and

     (B) Warrants. That number of Warrants, which shall be computed by (1) multiplying the Series D Quotient by the Aggregate Warrant Number, and then (2) dividing by the Total Series D Shares upon surrender of the certificate representing such share of Series D Preferred in the manner provided in Section 3.1(b).

     Notwithstanding any of the foregoing in this Section 2.2(c)(ii), in the event that the sum of the Series E Aggregate Preference Amount and the Secondary Aggregate Preference Amount exceeds the Aggregate Consideration, the results reached in each of 2.2(c)(ii)(A) Parent Common Stock and 2.2(c)(ii)(B) Warrants shall be independently reduced by multiplying each such result by the ratio of
(a) the Aggregate Consideration less the Series E Aggregate Preference Amount divided by (b) the Secondary Aggregate Preference Amount.


     (iii) Series C Preferred Stock. If the Aggregate Consideration exceeds the Series E Aggregate Preference Amount, each share of Series C Preferred Stock of the Company, no par value per share, ("Series C Preferred") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive the following and any additional shares of Parent Common Stock and/or Warrants as provided in Section 2.2(d):

            (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) dividing the Series C Aggregate Preference Amount by the Aggregate Consideration (such quotient shall be referred to as the "Series C Quotient"), and then (2) multiplying the Series C Quotient by the Aggregate Share Number, and then (3) dividing by the Total Series C Shares upon surrender of the certificate representing such share of Series C Preferred in the manner provided in Section 3.1(b); and

            (B) Warrants. That number of Warrants, which shall be computed by
(1) multiplying the Series C Quotient by the Aggregate Warrant Number, and then
(2) dividing by the Total Series C Shares upon surrender of the certificate representing such share of Series C Preferred in the manner provided in Section 3.1(b).

     Notwithstanding any of the foregoing in this Section 2.2(c)(iii), in the event that the sum of the Series E Aggregate Preference Amount and the Secondary Aggregate Preference Amount exceeds the Aggregate Consideration, the results reached in each of 2.2(c)(iii)(A) Parent Common Stock and 2.2(c)(iii)(B) Warrants shall be independently reduced by multiplying each such result by the ratio of (a) the Aggregate Consideration less the Series E Aggregate Preference Amount divided by
(b) the Secondary Aggregate Preference Amount.


     (iv) Series B Preferred Stock. If the Aggregate Consideration exceeds the Series E Aggregate Preference Amount, each share of Series B Preferred Stock of the Company, no par value per share, ("Series B Preferred") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive the following and any additional shares of Parent Common Stock and/or Warrants as provided in Section 2.2(d):

          (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) dividing the Series B Aggregate Preference Amount by the Aggregate Consideration (such quotient shall be referred to as the "Series B Quotient"), and then (2) multiplying the Series B Quotient by the Aggregate Share Number, and then (3) dividing by the Total Series B Shares upon surrender of the certificate representing such share of Series B Preferred in the manner provided in Section 3.1(b); and

          (B) Warrants. That number of Warrants, which shall be computed by (1) multiplying the Series B Quotient by the Aggregate Warrant Number, and then (2) dividing by the Total Series B Shares upon surrender of the certificate representing such share of Series B Preferred in the manner provided in Section 3.1(b).

     Notwithstanding any of the foregoing in this Section 2.2(c)(iv), in the event that the sum of the Series E Aggregate Preference Amount and the Secondary Aggregate Preference Amount exceeds the Aggregate Consideration, the results reached in each of 2.2(c)(iv)(A) Parent Common Stock and 2.2(c)(iv)(B) Warrants shall be independently reduced by multiplying each such result by the ratio of
(a) the Aggregate Consideration less the Series E Aggregate Preference Amount divided by (b) the Secondary Aggregate Preference Amount.


     (v) Series A Preferred Stock. If the Aggregate Consideration exceeds the sum of the Series E Aggregate Preference Amount and the Secondary Aggregate Preference Amount, each share of Series A Preferred Stock of the Company, no par value per share, ("Series A Preferred") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive the following and any additional shares of Parent Common Stock and/or Warrants as provided in Section 2.2(d):

     (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) dividing the Series A Aggregate Preference Amount by the Aggregate Consideration (such quotient shall be referred to as the "Series A Quotient"), and then (2) multiplying the Series A Quotient by the Aggregate Share Number, and then (3) dividing by the Total Series A Shares upon surrender of the certificate representing such share of Series A Preferred in the manner provided in Section 3.1(b); and

     (B) Warrants. That number of Warrants, which shall be computed by (1) multiplying the Series A Quotient by the Aggregate Warrant Number, and then (2) dividing by the Total Series A Shares upon surrender of the certificate representing such share of Series A Preferred in the manner provided in Section 3.1(b).

     Notwithstanding any of the foregoing in this Section 2.2(c)(v), in the event that the sum of the Series E Aggregate Preference Amount, the Secondary Aggregate Preference Amount and the Series A Aggregate Preference Amount exceeds the Aggregate Consideration, the results reached in each of 2.2(c)(v)(A) Parent Common Stock and 2.2(c)(v)(B) Warrants shall be independently reduced by multiplying each such result by the ratio of (a) the Aggregate Consideration less the sum of the Series E Aggregate Preference Amount and the Secondary Aggregate Preference Amount, divided by (b) the Series A Aggregate Preference Amount.


     (d) Conversion of Company Common and As-Converted Preferred Stock. If the Aggregate Consideration Exceeds the Total Liquidation Preference Amount, each share of Common Stock and As-Converted Preferred Stock of the Company, no par value per share, ("Company As-Converted Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive the following:

               (A) Parent Common Stock. That number of shares of Parent Common Stock, which shall be computed by (1) subtracting the aggregate number of shares of Parent Common Stock issuable under paragraphs 2.2(c)(i), 2.2(c)(ii), 2.2(c)(iii), 2.2(c)(iv) and 2.2(c)(v) from the Aggregate Share Number, and then
(2) dividing by the Total As-Converted Common Shares upon surrender of the certificate representing such share of Company As-Converted Common Stock in the manner provided in Section 3.1(b); and

               (B) Warrants. That number of shares of Warrants, which shall be computed by (1) subtracting the aggregate number of Warrants issuable under paragraphs 2.2(c)(i), 2.2(c)(ii), 2.2(c)(iii), 2.2(c)(iv) and 2.2(c)(v) from the
Aggregate Warrant Number, and then (2) dividing by the Total As-Converted Common Shares upon surrender of the certificate representing such share of Company As-Converted Common Stock in the manner provided in Section 3.1(b).

     (e) Warrants. To the extent any warrant to purchase Shares (the "Company Warrants") remain exercisable immediately prior to the Effective Time, the Company Warrants shall, in connection with the Merger be terminated and shall not be assumed by Parent. After the Effective Time, any unexercised portion of the Company Warrants shall not represent any right to purchase any Shares or any Parent Common Stock.

     (f) Debt. To the extent there is debt of the Company that is convertible to capital stock of the Company (the "Convertible Debt") immediately prior to the Effective Time, the Convertible Debt shall, in connection with the Merger and pursuant to its terms, become unsecured debt of the Company equal to the principal amount of the underlying promissory note(s). No adjustment shall be made to the principal amount of any remaining Convertible Debt to reflect the termination of the conversion rights. After the Effective Time, any unconverted portion of the Convertible Debt shall not represent any right to purchase any Shares or any Parent Common Stock.

     Section 2.3 Stock Options. To the extent any Company Options (as defined in Section 4.1(d)) remain exercisable immediately prior to the Effective Time, the Company Options shall, in connection with the Merger, be terminated and shall not be assumed by Parent.

     Section 2.4 Employee Retention Incentive Pool. Parent shall reserve up to 50,000 shares of Parent Common Stock in connection with the Company's Employee Retention Incentive Pool as provided in Section 6.11 below.



                                  ARTICLE III

                           EXCHANGE OF CERTIFICATES

  Section 3.1 Exchange of Certificates.

  (a) Exchange Agent. Prior to or concurrently with the Effective Time, Parent shall enter into an agreement with Parent's stock transfer agent or such bank or trust company as may be designated by Parent and approved by the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for exchange in accordance with this Article III, through the Exchange Agent, sufficient cash payable in lieu of any fractional shares of Parent Common Stock and certificates representing the shares of Parent Common Stock and Warrants (such shares of Parent Common Stock and Warrants, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.2 in exchange for outstanding Shares.

  (b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time not to exceed three (3) Business days after receipt of confirmation of the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Merger Sub or any other Subsidiary of Parent) of the Shares, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates that evidence outstanding Shares immediately prior to the Effective Time (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and shall include (A) for those Company non-accredited stockholders who have not previously executed and delivered to Parent a Non-Accredited Stockholder Questionnaire, a Non-Accredited Stockholder Questionnaire substantially in the form of Exhibit B; (B) for those
                                                       ----------
Company accredited stockholders who have not previously executed and delivered to Parent an Accredited Stockholder Questionnaire, a Accredited Stockholder Questionnaire substantially in the form of Exhibit C; and (C) a Registration
                                           ----------
Rights Agreement substantially in the form of Exhibit D; and (ii) instructions
                                              ---------
for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The letter of transmittal shall also contain a provision pertaining to lost, destroyed or stolen Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, (including the Non-Accredited Stockholder Questionnaire and the Accredited Stockholder Questionnaire, as applicable, and the Registration Rights Agreement) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of the Merger Consideration, (and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 3.1) that the aggregate number of Shares previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.2, and the Certificate so surrendered shall forthwith be canceled, provided, however, that no holder of a Certificate shall receive any Merger Consideration until such holder has delivered to Parent an executed Non-Accredited Stockholder Questionnaire or Accredited Stockholder Questionnaire, as the case may be, and an executed Registration Rights Agreement. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon the surrender of such Certificate pursuant to Section 3.1(b), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(e), and all dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate pursuant to Section 3.1(b). Subject to the effect of applicable escheat or similar laws, following the surrender of any such Certificate pursuant to Section 3.1(b) there shall be paid to the holder of the Certificate representing the whole shares of Parent Common Stock issued in exchange therefor, without interest, in addition to such holder's shares of Parent Common Stock and Warrants, (i) at the time of such surrender, the amount of dividends or other distributions with respect to such whole shares of Parent Common Stock with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(e), and (ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (d) Cancellation and Retirement of Shares, No Further Rights. As of the Effective Time, all Shares (other than Dissenting Shares and Shares to be canceled in accordance with Section 2.2(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Shares shall cease to have any rights with respect thereto (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with

Section 3.1(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

  (e) No Fractional Shares.

     (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates which have been converted pursuant to Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) In lieu of any such fractional shares, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Section 3.1 (after taking into account all Certificates delivered by such holders) will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the Average Closing Price of Parent's Common Stock (as reported on The Nasdaq Stock Market) on the trading day immediately prior to the date on which the Effective Time occurs, by (B) the fractional interest to which such holder otherwise would be entitled. Such amount in cash shall be deemed to be substituted for any such fractional share and constitute a portion of the Merger Consideration with respect to the related Shares. The fractional share interest of each holder of Shares will be aggregated, and no holder of Shares will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

  (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America with maturities of 90 days or less, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) interest bearing accounts of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Exchange Fund shall be the property of and paid over to Parent twelve months after the Effective Time, and Parent shall include any income earned by the Exchange Fund on its applicable Returns (as defined in Section 4.1(o)(i)) and pay any Taxes (as defined in the last paragraph of Section 4.1(o)) with respect thereto.

  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock provided for in Section 3.1(c).

  (h) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any payments or distributions payable from the

Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (i) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

  (j) Dissenting Shares.

        (i) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a stockholder who has demanded and perfected dissenters' rights for such Shares in accordance with Chapter 13 of the CGCL and who has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 2.2, but the holder thereof shall only be entitled to such rights as are granted by CGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

        (ii) Notwithstanding the provisions of Section 2.2 hereof, if any holder of Shares who demands appraisal of such shares under CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2.2, without interest thereon, upon surrender of the certificate representing such shares.

        (iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to CGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under CGCL. The Company shall not, except with the prior written consent of Parent, which will not be unreasonably withheld, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

  Section 4.1 Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub that the statements contained in this Section
4.1 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date (unless specifically made as of another date), except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the letter and numbered paragraphs contained in this Section 4.1. The representations and warranties of Company contained in this Section 4.1 shall be deemed to be made without giving effect to the planned transfer of certain of the Company's assets pursuant to that certain Asset Purchase Agreement to be executed immediately prior to the Closing Date by Company and Level 8 Technologies, Inc., which is a wholly-owned subsidiary of Parent ("Level 8 Technologies"), and, accordingly, the materiality of the Company's representations and warranties hereunder shall not be reduced or otherwise affected as a result of such asset transfer.

     (a) Organization and Standing. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3(k)) on Company. Company has delivered to Parent true, complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's capital stock owned by Company or another Subsidiary, is set forth in the Company Disclosure Schedule.

     (b) Authority; Noncontravention; and Corporate Power. Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the approval of this Agreement by its stockholders as contemplated by Section 6.1. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. None of Company or its Subsidiaries is in violation of its articles of incorporation (or the comparable governing documents) or bylaws. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws of Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in the next section, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect and applicable to the Company, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

  (c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign court, governmental agency or regulatory authority (a "Governmental Entity") or any other third party which has not been received or made (or has been received or made but is not otherwise in full force and effect) is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the approval of the Merger by Company's stockholders, (ii) the filing of the certificate and/or agreement of merger with the California Secretary of State and the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iii) such other consents, approvals, authorizations, filings or notices as are specified in the Company Disclosure Schedule, and (iv) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

  (d) Capital Structure. The authorized capital stock of the Company consists solely of 10,000,000 shares of authorized Common Stock, of which 1,040,027 shares are issued and outstanding as of the date of this Agreement, and 6,000,000 shares of authorized Preferred Stock (the "Preferred Stock"). The authorized Preferred Stock consists of 474,875 shares of authorized Series A Preferred, of which 418,250 shares are issued and outstanding as of the date of this Agreement, 387,423 shares of authorized Series B Preferred, all of which shares are issued and outstanding as of the date of this Agreement, 400,000 shares of authorized Series C Preferred, all of which shares are issued and outstanding as of the date of this Agreement, 478,866 shares of authorized Series D Preferred, of which 341,331 shares are issued and outstanding as of the date of this Agreement, 3,666,667 shares of authorized

Series E Preferred, of which 3,385,911 shares are issued and outstanding as of the date of this Agreement, and of which 592,169 shares are undesignated and are not issued or outstanding. The Company has delivered to Parent accurate and complete copies of the Company's 1992 Stock Option Plan and 1995 Stock Option Plan (collectively, the "Option Plans"). Stock options granted by Company pursuant to the Option Plans that are currently in effect or that have been in effect and otherwise are referred to in this Agreement are referred to herein as "Company Options." There are no Company Options other than Company Options outstanding under the Option Plans. The Company has delivered to Parent accurate and complete copies of all Option Plans pursuant to which Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. Except as otherwise contemplated in this Agreement, there are no commitments or agreements of any nature to which Company is bound obligating Company to accelerate the vesting of any Company Option. Except as set forth in this Section 4.1(d), no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as specified above, neither Company nor any Subsidiary of Company has or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which (A) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (B) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries (other than arising under applicable securities laws), or (C) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. All the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more of such Subsidiaries, free and clear of all Liens (as defined in Section 9.3(j)). Neither Company nor any of its Subsidiaries has any contract, commitment or other obligation to repurchase, redeem or otherwise acquire any Shares or any capital stock of any of Company's Subsidiaries, or make any investment (whether by loan, capital contribution or otherwise) in any person. Neither Company nor any of its Subsidiaries owns, or has any contract, commitment or other obligation to acquire, any other securities of any person or any direct or indirect equity or ownership interest in any other business.

  (e)  [DELETED.]

(f)  Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

     (i) Since December 31, 1999 (the date of the most recent audited financial statements), Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been: (A) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except with respect to the Employee Retention Incentive Pool described in
Section 6.11, or increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $25,000 individually or $50,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

     (ii) Except liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise required by generally accepted accounting principles ("GAAP") to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto, having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company other than liabilities arising under contracts of the Company which are identified in the Company's Disclosure Schedule.

(g) Real Property; Other Assets.

     (i) The Company does not own, and has never owned, any real property.

     (ii) Company or one of its Subsidiaries has good and marketable fee simple title to each asset reflected in the latest audited balance sheet of Company (other than any such other asset disposed of or consumed in the ordinary course of business) free and clear of all Liens except (A) those reflected or reserved against in the latest audited balance sheet of Company, (B) taxes and general and special assessments not in default and payable without penalty and interest,
(C) those Liens set forth in the Company's Disclosure Schedule, and (D) such other Liens and other imperfections of title, if any, as do not detract from the value or materially interfere with the present use of the property affected thereby.

     (iii) The Company's Disclosure Schedule sets forth a true and complete list, and Company has heretofore delivered to Parent true, correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except where the failure could not reasonably be expected to have, individually, a Material Adverse Effect on Company: (A) Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect; (B) all rent and other sums and charges payable by Company or its Subsidiaries as tenants thereunder are current in all respects;
(C) no termination event or condition or uncured default on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease; (D) to Company's knowledge, Company or one of its Subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease; and (E) no consent or approval from the lessor under the Real Property Leases is required for the consummation by Company of the transactions contemplated hereby.

     (iv) To Company's knowledge, Company's, or any of its Subsidiaries', current use of the Leased Real Property and the improvements and buildings located thereon and the presently anticipated future use by Company of the Leased Real Property in connection with the operation of Company's, or any of its Subsidiaries', business is in compliance in all material respects and substantially conforms with all applicable zoning and building regulation requirements.

(h)  Software.

     (i) The Company's Disclosure Schedule sets forth under the caption "Owned Software" a true, correct and complete list (other than off-the-shelf computer programs that are validly and properly licensed under a shrink-wrap license) of all material computer programs (source code or object code) which were developed for or on behalf of, or have been purchased by, Company or any Subsidiary of Company and which are currently used internally by Company or which have been distributed by Company or any of its Subsidiaries and all material computer programs under development by Company or its Subsidiaries but not currently distributed (collectively, the "Owned Software"), and the Company's Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all material computer programs (source code or object code) licensed to Company or any Subsidiary of Company by another person which are currently used internally by Company or which have been distributed by Company or any of its Subsidiaries, whether as integrated or bundled with any of Company's or its Subsidiaries' computer programs or as a separate stand-alone product (specifically excluding any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap license) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

     (ii) Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. Company, directly or through its Subsidiaries, is in actual possession of the source code and object code for each computer program included in the Owned Software, and Company, directly or through its Subsidiaries, is in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals and know-how necessary for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers. Company, directly or through its Subsidiaries, is in actual possession of the object code and user manuals for each computer program included in the Licensed Software. The Software constitutes all of the computer programs necessary to conduct Company's business as now conducted, and includes all of the computer programs licensed or offered for license to Company's customers and potential customers or otherwise used in the development, marketing, licensing, sale or support of the products and the services presently offered by Company. No person other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

     (iii) The Company's Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all persons other than Company and its Subsidiaries that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. No person (other than Company and its Subsidiaries and any person that is a party to a contract referred to in clause
(F) of Section 4.1(k) that restricts such person from disclosing any information concerning such source code) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

     (iv) There are no defects in any computer program included in the Software that would materially adversely affect the functioning thereof in accordance with any published specifications therefor or in accordance with any warranties given with respect thereto. Without limiting the generality of the foregoing, all of the Software has the following properties and capabilities: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, "Four-Digit Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; and (G) the capability to correctly recognize leap years, including the year 2000, and to properly process date calculations involving or spanning leap years. Each computer program included in the Software is in machine readable form and contains all current revisions. The Company's Disclosure Schedule sets forth a true, correct and complete list of current claims of defects by customers of Company or any of its Subsidiaries under warranties or support and maintenance agreements.

     (v) None of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company or any Subsidiary of Company of any version or release of any computer program included in the Software obligates or will obligate Company or any Subsidiary of Company to pay any royalty, fee or other compensation to any other person.

     (vi) Neither Company nor any of its Subsidiaries markets, or has marketed, and none of them have supported or is obligated to support, any Licensed Software separate from the Owned Software.

     (vii) No material agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which Company or any Subsidiary of Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. All licenses covering Licensed Software are of perpetual duration (subject to provisions allowing Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by Company).

     (i)  Intellectual Property.

     (i) The Company's Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, and all material copyrights, trade dress, trademarks, trade names, service marks, domain names and other material intellectual property rights, including, without limitation, trade secrets, processes, formulae, designs and know-how used by Company or any Subsidiary of Company in connection with the conduct of Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, the "Intellectual Property"). Parent has heretofore been furnished with true, correct and complete copies of each registration or application for registration covering any of the Intellectual Property or Software which is registered with, or in respect of which any application for registration has been filed with, any Governmental Entity.

          (ii) The Intellectual Property includes all of the material intellectual property rights owned by or licensed by or to Company and its Subsidiaries that are necessary to conduct Company's business as it is now conducted, and includes all of the material intellectual property rights owned by or licensed by or to Company and its Subsidiaries that are used in the development, marketing, licensing or support of the Software or are licensed by Company to, or offered for license to, Company's customers or potential customers. Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all Liens. No person or entity other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

    (j) No Infringement. Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, any Subsidiary of Company or any of their respective successors or assigns of any Owned Software or Intellectual Property (and, to Company's knowledge, the Licensed Software), as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated by the Company to be sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (A) infringe on any patent, trademark, copyright or other right of any other person,(B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person or a violation of any relevant agreement governing the license of the Licensed Software to Company or its Subsidiaries, or (C) entitle any other person to any interest therein, or right to compensation from Company, any Subsidiary of Company or any of their respective successors or assigns, by reason thereof, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or has knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as provided in the relevant agreements governing the license of the Licensed Software to Company or its Subsidiaries, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

     (k) Material Contracts. There have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (A) contracts with any current officer, director or employee of Company or any of its Subsidiaries;
(B) contracts pursuant to which Company or any of its Subsidiaries licenses other persons to use any of the Software or has agreed to support, maintain, upgrade, enhance, modify, port, or consult with respect to any of the Software, or pursuant to which other persons license Company or any of its Subsidiaries to use the Licensed Software; (C) contracts (1) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, or (2) for the grant to any person of any preferential rights to purchase any of its assets; (D) contracts by which Company has agreed to design, develop, author or create any new custom, or customized software for any third party; (E) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (F) contracts which restrict Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company or any of its Subsidiaries; (G) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (H) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company. Except as could not reasonably be expected to have a Material Adverse Effect on Company, all of the Material Contracts are in full force and effect as to Company and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Company nor any of its Subsidiaries is in breach or default (with or without notice or lapse of time, or both) in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default (with or without notice or lapse of time, or both) thereunder in any material respect. Neither Company nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories: (1) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature; (2) contracts for the purchase of materials, supplies or equipment which have not been entered into in the ordinary course of business and consistent with past practice or for capital expenditures in excess of $50,000; (3) contracts with distributors, manufacturers' representatives or sales agents, except those which are terminable at the option of Company or any of its Subsidiaries on 60 days' notice or less without incurring any liability in excess of $25,000; (4) contracts under which Company or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (aa) the performance of any other person, firm or corporation under a contract, or (bb) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation; (5) powers of attorney outstanding from

Company or any of it Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process; (6) contracts under which any amount payable by Company or any of its Subsidiaries is dependent upon the revenues or profits of Company or any of its Subsidiaries (other than employment contracts containing bonus payment provisions dependent on Company's or any of its Subsidiaries' financial performance which are contained in the Company's Disclosure Schedule); (7) contracts with any party for the loan of money or availability of credit to or from Company or any of its Subsidiaries (except trade credit extended by Company or any of its Subsidiaries to its or their customers or travel advances to its or their employees in the ordinary course of business and consistent with past practice); or (8) any hedging, option, derivative or other similar transaction.

     (l) Litigation.

     (i) There is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, and to the knowledge of Company, there is no investigation pending or threatened against Company or any of its Subsidiaries, in each case, before any court or other Governmental Entity, (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award, and (iii) to the knowledge of Company, no event, fact or circumstance which could reasonably be expected to give rise to a suit, claim, action, or proceeding (at law or in equity) against Company or any of its Subsidiaries exist that, in any such case described in clauses (i), (ii) and (iii), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Company's Knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

     (m) Compliance with Applicable Laws. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits") necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default (with or without notice or lapse of time or both) under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     (n) Environmental Laws. To Company's Knowledge: (i) neither Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law (as defined in Section 9.3(g)); (ii) none of the Leased Real Property (including without limitation soils and surface and ground waters) has been or are contaminated with any Hazardous Substance (as defined in Section 9.3(h)); (iii) neither Company nor any of its Subsidiaries is potentially liable or liable for any off-site contamination; (iv) neither Company nor any of its Subsidiaries has any notice of an actual liability, remediation obligation or reporting duty under any Environmental Law; (v) no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (vi) Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"), other than Environmental Permits where the failure to have such permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (vii) Company and its Subsidiaries are in compliance with their respective Environmental Permits.

     (o) Taxes.

     (i) Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and other statements of any kind ("Returns") required to be filed by or for it in respect of any Taxes (as defined in the last paragraph of this Section 4.1(o)), the Company has not filed for an extension to file any Returns, and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company's December 31, 1999 audited financial statements and that as so reflected are adequate for the payment of all Taxes with respect to the results of operations of Company and its Subsidiaries through the date of such financial statements, and (C) timely withheld and paid over to the proper taxing authorities all Taxes required to be so withheld and paid over through the date hereof. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes with respect to any Returns referred to in the immediately preceding sentence and that became due and payable on or before the date hereof.

     (ii) To the Company's Knowledge, (A) there has been no taxable period for which a Return of Company or any of its Subsidiaries has been examined on audit by the Internal Revenue Service (the "IRS") or an applicable state, local or foreign taxing authority that remains open as of the date hereof, and (B) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

     (iii) Neither Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any

     Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Date any Return required by applicable law to be filed by it.

          (iv) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

          (v) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

          (vi) Company has no pending application with the IRS under Section 481(a) of the Code requesting a change in accounting method or otherwise.

          (vii) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of
     Section 897(c)(2) of the Code during the applicable period specified in
     Section 897(c)(1)(A)(ii) of the Code.

          (viii) Except for the group of which Company is presently the common parent, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and each of Company's Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.

     For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign or other jurisdiction taxes including, but without limitation, income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    (p) Benefit Plans. The Company's Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as "Company Plans"). Company has delivered to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, and the three most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan, if required. Except as specified in the Company's Disclosure Schedule:

          (i) No member of Company Group (as defined below) maintains, or has at any time established or maintained, or has at any time obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).

          (ii) None of Company Plans promises or provides retiree health or life insurance benefits to any person (other than continuation health coverage benefits under the Consolidated Omnibus Budget Reconciliation
     Act).

          (iii) None of Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (iv) Neither Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan.

          (v) The IRS has issued favorable determination letters to the effect that each Company ERISA Plan intended to be qualified under Section 401(a) of the Code qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company ERISA Plan have been delivered to Parent. No Company ERISA Plan has been amended since the issuance of each respective determination letter. The Company ERISA Plans currently comply in all material respects in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

     No issue concerning the qualification of Company ERISA Plans is pending before or, to the knowledge of Company, is threatened by the IRS. The Company ERISA Plans have been administered in all material respects according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case Company ERISA Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in all material respects in accordance with the requirements of Code Section 401(a), in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries or any other entities which now or in the past constitute a single employer within the meaning of Code Section 414 (the "Company Group") or any fiduciary of any Company ERISA Plan has done anything that would adversely affect the qualified status of Company ERISA Plans or the related trusts.

     Any Company ERISA Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.

          (vi) Each Company Plan has been operated in accordance with its terms and the requirements of all applicable law, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

          (vii) To the Company's Knowledge, no member of Company Group (other than the Company or any of its Subsidiaries) nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and ERISA
     Section 3(14), respectively) with respect to Company Plans, has engaged in any "prohibited transaction" (as defined in Code Section 4975 or ERISA
     Section 406). All members of Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to Company Plans, including any members of Company Group which are fiduciaries as to a Company ERISA Plan, have complied in all respects with the requirements of ERISA Section
     404. To the Company's knowledge, no member of Company Group (other than the Company or any of its Subsidiaries) and no party in interest or disqualified person with respect to Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA. To the Company's knowledge, no member of Company Group (other than the Company or any of its Subsidiaries) is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of any member of Company Group engaging in a prohibited transaction under ERISA or the Code, and Company Group has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA.

          (viii) To the Company's Knowledge, no member of Company Group (other than the Company or any of its Subsidiaries) maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA or has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

          (ix) To the Company's Knowledge, each member of Company Group (other than the Company or any of its Subsidiaries) has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of Company Plans and in accordance with applicable laws to be paid as a contribution to each Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of Company. The assets of each Company Plan are reported at their fair market value on the books and records of each plan.

   (x) There are no claims relating to Company Plans, other than routine claims for benefits.

   (xi) Each member of Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608. Each member of Company Group has also complied with the portability, access, and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et. seq. of ERISA.

   (xii) No member of Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code Section 280G(b) (determined without regard to Code
Section 280G(b)(2)(A)(ii)).

   (xiii) None of Company Plans provide for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by Company as an independent contractor.

    (q) Absence of Changes in Benefit Plans. Since December 31, 1999, neither Company nor any of its Subsidiaries has adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

   (r)  Labor Matters.

        (i) Neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore delivered to Parent true, complete and correct copies of the agreements referred to in the previous sentence, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

     (ii) No employees of Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

     (iii) There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any

   Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

   (s) State Takeover Statutes; Company Rights Plan. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in affiliated transactions and control share acquisitions contained in the CGCL or any other applicable state takeover statute, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

    (t) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

    (u) Voting Requirements. The affirmative vote of the (i) holders of at least a majority of the outstanding Common Stock entitled to vote at a meeting of the Company's stockholders with respect to the approval of this Agreement, voting together as a single class, (ii) the holders of at least a majority of the outstanding Preferred Stock entitled to vote at a meeting of the Company's stockholders with respect to the approval of this Agreement, voting together as a single class; and (iii) the holders of at least a majority of the outstanding Common Stock and Preferred Stock entitled to vote at a meeting of the Company's stockholders with respect to the approval of this Agreement, voting together as a combined class, are the only votes of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

    (v) Insurance. Company has insurance policies and fidelity bonds covering its and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily (to the Company's knowledge) carried by persons conducting business similar to that of Company. All premiums due and payable under all such policies and bonds have been paid, and Company is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance could not reasonably be expected to have a Material Adverse Effect. The reserves established by Company in respect of all matters as to which Company self-insures, including for workers' compensation and workers' medical coverage, are adequate and appropriate. The Company's Disclosure Schedule sets forth a true and complete list of all insurance policies, fidelity bonds and self-insurance provisions of Company.

    (w) Business Relationships. The relationships of Company and its Subsidiaries with their significant customers, distributors, licensors, designers and suppliers are satisfactory in all material respects to the Company and, to Company's knowledge, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of Company and its Subsidiaries with such customers, distributors, licensors, designers and suppliers.

    (x) HSR Compliance. The Company is not a person (nor is it included in a person), that has total assets of $100 million or more or annual net sales of $100 million or more, within the meaning of, and all as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Section 4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Company that the statements contained in this Section 4.2 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date (unless specifically made as of another date), except as specified to the contrary in the corresponding paragraph of the Disclosure Schedule prepared by Parent accompanying this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.2.

    (a) Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

    (b) Authority; Noncontravention; and Corporate Power. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, the Warrants and the Registration Rights Agreement (collectively, the "Transaction Documents"), as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Agreement has been duly executed and delivered by Parent, and the Warrants and Registration Rights Agreement will, when issued and delivered in accordance with this Agreement, be duly executed and delivered by Parent and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties, constitute a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Neither Parent or Merger Sub is in violation of its articles of incorporation (or the comparable governing documents) or bylaws. The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws of Parent or Merger Sub (ii) subject to the governmental filings and other matters referred to in the next section, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect and applicable to Parent or Merger Sub, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

    (c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any other third party which has not been received or made (or has been received or made but is not otherwise in full force and effect) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated thereby, except for (i) the filing of the certificate and/or agreement of merger with the California Secretary of State and the Delaware Secretary of State, (ii) such other consents, approvals, authorizations, filings or notices as are specified in the Parent Disclosure Schedule, and (iii) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

    (d) Parent Company Stock and Warrants. The shares of Common Stock of Parent to be issued pursuant to the Merger and upon exercise of the Warrants (in compliance with their respective terms, including the payment of any required additional consideration) will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and, based in part on the representations and warranties of the Company's stockholders contained in the NonAccredited Stockholder Questionnaires and Accredited Stockholder Questionnaires delivered to Parent in connection with this Agreement, will be issued in compliance with all applicable securities laws; provided, however, the Parent Common Stock to be issued hereunder may be subject to restrictions on transfer under applicable federal and state securities laws.

    (e) SEC Filings; Parent Financial Statements.

     (i) Parent has filed all forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1998, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof until the Closing) are referred to herein as the "Parent SEC Reports"; provided, that any Parent SEC Report shall be deemed to include all amendments to such report through the date hereof. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent or SEC Reports and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (ii) The consolidated financial statements of Parent (including, in each case, the notes thereto), included in the Parent SEC Reports (the "Parent Financial Statements"), including each Parent SEC Report filed after the date hereof until the Closing, (A) complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto;
   (B) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes to the financial statements for quarterly periods); and (C) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of Patent's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to audit adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.

    (f) Parent Capital Structure. The authorized capital stock of Parent as of the date of this Agreement consists of 40,000,000 shares of Common Stock, $0.001 par value per share, of which 14,883,501 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which 11,570 shares of Series A 4% Convertible Redeemable Preferred Stock are issued and outstanding and 30,000 shares of Series B 4% Convertible Redeemable Preferred Stock are issued and outstanding.

    (g) Merger Sub Capital Structure. The authorized capital stock of the Merger Sub consists of 1,000 shares of authorized Common Stock, $0.001 par value per share, of which 1,000 shares are issued and outstanding and owned by Level 8 Technologies.

    (h) Litigation. Other than as set forth in the Parent SEC Reports, there is no legal action, suit or proceeding of any nature pending or to the Parent's Knowledge threatened against the Parent, its properties or any of its officers, directors or employees, nor, to the Knowledge of the Parent, is there any reasonable basis therefor.

    (i) No Material Adverse Change. Since the date of the balance sheet included in the Parent's most recently filed SEC Report, there has not occurred any material adverse change in the financial condition, liabilities, assets, business or results of operations of Parent. For purposes of this section, changes in economic conditions or changes in the industry and markets in which the Parent competes shall not constitute a material adverse change, whether occurring at any time or from time to time.

    (j) Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Level 8 Technologies free and clear of any Lien, claim or encumbrances or any agreement with respect thereto. Since the date of its incorporation, Merger Sub has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement and the Merger Agreement.

    (k) Brokers' and Finders' Fees. Except as otherwise provided herein, the Parent and Merger Sub have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    (l) Representations Complete. Neither this Agreement nor the information provided by the Parent or Merger Sub (including information incorporated by reference from Parent SEC Reports) for the purpose of making statements or furnishing in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to the principal terms of this Agreement and the Merger (to the extent that such documents were prepared by or include information provided by the Parent or Merger Sub), contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE V

                         CONDUCT OF BUSINESS OF COMPANY

  Section 5.1 Conduct of Business of Company. Except as expressly provided for herein, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company, and to that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate Parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options;

    (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Company Options outstanding on the date of this Agreement;

    (c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

    (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

    (e) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company, or (ii) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine travel advances to employees or customer trade credit consistent with past practice, except, in the case of clause (i), for borrowings under existing credit facilities described in the Company's Disclosure Schedule in the ordinary course of business consistent with past practice;

    (g) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law and normal, regularly scheduled increases in respect of non-officer employees consistent with past practices;

    (h) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to new hires of nonofficer employees in the ordinary course of business consistent with past practice;

    (i) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, share exchange or other material reorganization or any agreement involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any significant portions of the assets of the Company or any of its Subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Merger;

    (j) make any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $25,000;

    (k) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles;

    (l) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice;

    (m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries;

    (n) except as previously approved by the Board of Directors of Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in excess of $50,000; or

    (o) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

  Section 5.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall, and shall cause its subsidiaries and all of its or their affiliates, officers, directors, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries or affiliates) to discontinue any solicitation efforts, discussions or negotiations with respect to any Acquisition Proposal (as hereinafter defined) with any person or entity other than Parent and Merger Sub. The Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitations any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries or affiliates) to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any action to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal. For Purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer, proposal or other indication of interest (other than the potential acquisition) regarding any of the following matters involving the
Company: (a) any merger, consolidation, share exchange, tender or exchange offer, recapitalization, business combination or other similar transaction; (b) any acquisitions of voting stock or other securities issued by the Company or any of its subsidiaries; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (d) any proposal, plan or intention to do any of the foregoing or any agreement in principle or other agreement to engage in any of the foregoing. Each of the Company, the Parent and Merger Sub acknowledge that this Section 5.2 was a significant inducement for Parent and Merger Sub to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Merger Consideration to be paid to the stockholders of the Company, or (ii) a failure to induce Parent and Merger Sub to enter into this Agreement.


                                  ARTICLE VI

                             ADDITIONAL COVENANTS

  Section 6.1 Stockholder Approval. As soon as practicable following the date hereof Parent shall take any action required to be taken under the securities laws and applicable Blue Sky or securities laws in connection with the issuance of the shares of Parent's Common Stock upon consummation of the Merger. The Company shall solicit the written consent of each stockholder as soon as reasonably practicable following the date hereof for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby, and such other related matters as it deems appropriate. In connection with such solicitation, (a) Parent shall prepare, and Company shall assist in the preparation of an offering statement, satisfying the requirements set forth in Rule 502(b)(2) under the Securities Act, and comparable, applicable state Blue Sky or securities laws (the "Offering Statement") and Company shall cause such Offering Statement to be mailed or otherwise delivered to the stockholders of the Company, (b) Company shall furnish to the Parent all information concerning it that the Parent may reasonably request in connection with the Offering Statement, (c) the Board of Directors of the Company shall recommend to its stockholders the approval of the matters submitted for approval, and (d) the Board of Directors and officers of the Company shall use their reasonable efforts to obtain such stockholders' approval. The Parties shall take all action necessary or appropriate to cause the Merger to qualify for the exemption from the registration requirements of the Securities Act provided by Rule 506 and comparable state Blue Sky or securities laws. The Company shall use its reasonable best efforts to obtain executed Non-Accredited Stockholder Questionnaires and Accredited Stockholder Questionnaires from each holder of Preferred Stock of the Company as soon as practicable after delivery of the Offering Statement. Parent shall make all necessary filings with respect to the Merger under the securities laws.

  Section 6.2 Access to Information, Confidentiality. Upon reasonable notice, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives access during the period prior to the Effective Time to all its properties, books, contracts, commitments, Returns, personnel (with the prior consent of the Company) and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request, provided, however, that Company shall not be required to disrupt its business operations with respect to the provision of such information. Any such investigation by Parent shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from Company in confidence to the extent required by, and in accordance with the provisions of, the letter agreement(s) between Parent and

Company with respect to confidentiality and other matters, and Parent agrees that, prior to the Effective Time, it will not use any such non-public information to, directly or indirectly, divert or attempt to divert any business, customer or employee of Company or any of its Subsidiaries.

  Section 6.3 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (a) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII, and (b) to maintain Company's current customer relationships.

  Section 6.4 Public Announcements. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to the rules of The Nasdaq Stock Market.

  Section 6.5 Consents, Approvals and Filings. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger; provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation or similar action with respect to any material assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

  Section 6.6 Employee Benefit Matters.

  (a) Any Company Plans that have been disclosed in the Company's Disclosure Schedule and are in effect at the Effective Time will continue to be sponsored by and maintained without material change (except as required by law) by the Parent and Surviving Corporation until such time as those Company Plans are merged into Parent's benefit plans or the participants in the Company Plan otherwise become covered under the Parent's benefit plans. Parent shall, and shall cause its Subsidiaries following the Effective Time (including the Surviving Corporation) to, honor and provide for prompt payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time ("Covered Employees") that are specifically identified in the Company's Disclosure Schedule, all in accordance with their respective terms.

  (b) If Covered Employees are included in any benefit plan of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, Parent agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan at the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

  (c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.6, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

  Section 6.7 Affiliates and Certain Stockholders. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit E hereto.
                 ---------

  Section 6.8  Indemnification.

  (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification provision under Company's articles of incorporation or bylaws as each is in effect on the date hereof.

  (b) This Section 6.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by Company, Parent, the Surviving Corporation and the indemnified parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

  Section 6.9 Subsidiaries' Directors and Officers. To the extent requested by Parent, Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing Date the resignation of each director and officer of the Company and the Company's Subsidiaries.

  Section 6.10 Employment Agreements. Company shall use its reasonable best efforts to cause the persons identified by Parent to execute and deliver, prior to the Effective Time, Employment Agreements on terms reasonably satisfactory to Parent and such persons.

  Section 6.11 Employee Retention Incentive Pool. Parent agrees to reserve up to fifty thousand (50,000) shares of Parent Common Stock to be issued to employees of Company who are eligible to receive such shares pursuant to the Company's Employee Retention Incentive Pool (the "Retention Pool"). Generally, employees of the Company who become employees of Parent following the Merger shall be eligible to participate in the Retention Pool if such employees remain employed by Parent at the time the Retention Pool is distributed; provided, however, that employees of the Company who are employed by the Company as of the Closing Date and (a) who do not become employees of Parent or (b) who are not employed by Parent on the date of the Retention Pool is distributed and (c) who did not voluntarily terminate their employment by Parent during such time frame shall also be eligible to participate in the Retention Pool. On or prior to the Closing Date, the Company shall provide Parent with a list of Company employees who are eligible to participate in the Retention Pool, accompanied by a ledger indicating the number of shares to be issued to each such employee. No more than ninety (90) days following the Closing Date, Parent shall issue the shares to such employees in accordance with the ledger; provided, however, Parent shall have the right to issue such shares to employees of the Company who become employees of Parent after the Effective Time in accordance with a Parent benefit plan from which such shares may be issued. Parent shall register such shares with the SEC by filing a Registration Statement on Form S-8 (or any successor form) pertaining to the shares as soon as practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date. Any shares of Parent Common Stock to be issued pursuant to the Retention Pool that are not issued under the Parent benefit plan and registered with the SEC prior to the issuance of such shares shall be issued after December 31, 2000, and registered by Parent under the terms and subject to the conditions of the Registration Rights Agreement, which agreement shall be signed by Parent and such persons requesting such registration.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

   (a) Stockholder Approval. The stockholders of the Company shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger as and to the extent required by the CGCL or by the provisions of any governing instruments.

     (b) No action or Proceeding. No claim, action, suit or other proceeding shall be pending or threatened by any public authority or person before any court, agency or administrative body which would have the effect of making illegal, materially delaying or otherwise restraining or prohibiting the transactions contemplated hereby or allowing any material damages to be recovered or other material relief to be obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the party invoking this condition shall have complied with its obligations under Section 6.5.

  Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Representations and warranties of Company contained in this Agreement (other than representations and warranties expressly made only as of a specific date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company, and Parent and Merger Sub shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

    (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

    (c) No Material Adverse Change. Since the date of this Agreement, Company and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

    (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the certificate/agreement of merger pursuant to Section 1.3 and except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Surviving Corporation.

    (e) Affiliate Letters. Parent shall have received from each person identified as an "affiliate" of Company pursuant to Section 6.7 an executed copy of an agreement in the form attached as Exhibit E hereto.
                                               ---------

    (f) Legal Opinion. Parent shall have received a legal opinion from Crosby, Heafey, Roach & May Professional Corporation, legal counsel to the Company, substantially in the form attached hereto as Exhibit F.
                                               ---------

    (g) Dissenting Shares. Holders of not more than five percent (5%) of the outstanding Shares shall have perfected dissenters' rights of their Shares in the manner required by the CGCL.

    (h) Delivery of Questionnaires. Parent shall have received from the holders of not less than 95% of the outstanding Preferred Stock executed NonAccredited Stockholder Questionnaires and Accredited Stockholder Questionnaires, as applicable.

    (i) NonAccredited Stockholders.  There shall be no more than thirty-five
  (35) persons receiving Parent Common Stock and Warrants who are not deemed to be "accredited investors" as that term is defined in Rule 501 of Regulation D promulgated by the SEC, excluding Company employees who become employees of Parent after the Effective Time or are otherwise eligible to participate in the Retention Pool and who receive Parent Common Stock pursuant to Section
  6.11 hereof.

    (j) Closing of Asset Acquisition. The transactions contemplated by that certain Asset Purchase Agreement by and between Level 8 Technologies and the Company shall have closed to the reasonable satisfaction of the Parent.

    (k) Conversion of Company Debt. The outstanding indebtedness of the Company identified on Schedule 7.2(k) shall have been converted into shares of Parent
              ---------------
Common Stock; provided, however, that in connection with the conversion of such indebtedness, Parent shall have agreed to prepare and file with the SEC a registration statement as soon as practicable following the Closing Date and to use its best efforts to have such registration statement declared effective not later than ninety (90) days after the Effective Time pursuant to a registration rights agreement containing customary terms and conditions, including indemnification and contribution provisions..

    (l) Additional Closing Documents. Company shall have furnished to Parent and Merger Sub such additional certificates, opinions and other documents as Parent may have reasonably requested as to any of the conditions set forth in this Section 7.2.

  Section 7.3 Conditions to Obligation of Company. The obligation of Company to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. Representations and warranties of Parent and Merger Sub contained in this Agreement (other than representations and warranties expressly made as of a certain date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent, and Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent to such effect.

    (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

    (c) No Material Adverse Change. Since the date of this Agreement, Parent and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (d) Legal Opinion. The Company shall have received a legal opinion from Powell, Goldstein, Frazer & Murphy LLP, legal counsel to Parent, substantially in the form attached hereto as Exhibit G.
                                 ----------

    (e) Registration Rights Agreement. The Parent shall have executed and delivered to the Company on behalf of the persons listed as signatories thereto a Registration Rights Agreement in substantially the form of Exhibit
                                                                       -------
  D.
  -

    (f) Additional Closing Documents. Parent and Merger Sub shall have furnished to Company such additional certificates and other documents as Company may have reasonably requested as to any of the conditions set forth in this Section 7.3.

    (g) Noteholder Registration Rights. In connection with the conversion of the outstanding indebtedness of the Company identified on Schedule 7.2(k),
                                                            ---------------
  Parent shall have agreed to prepare and file with the SEC a registration statement as soon as practicable following the Closing Date and to use its best efforts to have such registration statement declared effective not later than ninety (90) days after the Effective Time pursuant to a registration rights agreement containing customary terms and conditions, including indemnification and contribution provisions.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

      Section 8.1 Termination.

      (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, in any one of the following circumstances:

      (i) By mutual written consent duly authorized by the Boards of Directors of Parent and Company;

       (ii) By Parent or Company, if the Effective Time shall not have occurred on or before November 30, 2000, otherwise than as a result of any material breach of any provision of this Agreement by the party seeking to effect such termination;

       (iii) By Parent or Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this Section 8.1(a)(iii) unless such party has used its reasonable best efforts to remove such order, decree, ruling or injunction;

       (iv) By Parent, if this Agreement and the transactions contemplated hereby shall not have been adopted by the affirmative vote of the holders of the requisite number of shares;

       (v) By Parent if any of Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of Company's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that Parent may not terminate this Agreement under this Section 8.1(v) on account of an inaccuracy in Company's representations and warranties that is curable by Company unless Company fails to cure such inaccuracy or breach within ten (10) days after receiving written notice from Parent of such inaccuracy or breach;

       (vi) By Company if any of the Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of the Parent's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that Company may not terminate this Agreement under this Section 8.1(vi) on account of an inaccuracy in the Parent's representations and warranties that is curable by the Parent or on account of a breach of covenant or agreement by the Parent that is curable by the Parent unless the Parent fails to cure such inaccuracy or breach within ten (10) days after receiving written notice from Company of such inaccuracy or breach.

  Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of Section 4.1(t), the last sentence of Section 6.2, Section 6.4, this Section 8.2 and Article IX) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this
Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

  Section 8.3 Amendment. Subject to applicable provisions of the DGCL and the CGCL, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement by the stockholders of Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

  Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to
Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ARTICLE IX

                               GENERAL PROVISIONS

  Section 9.1 Nonsurvival of Representations and Warranties. Except as contemplated in Section 8.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 9.2 Fees and Expenses. Each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except for the reasonable fees and expenses of Company's financial advisor and legal counsel and such other fees and expenses agreed upon between Parent and the Company.

  Section 9.3  Definitions.  For purposes of this Agreement:

    (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "Aggregate Consideration" shall be equal to the sum of (A) the Aggregate Share Number multiplied by the Average Closing Price plus (B) the Aggregate Warrant Number multiplied by the Warrant Value.

    (c) "As-Converted Preferred Stock" shall mean the number of shares of each of the Company's Series A Preferred Stock, the Series B Preferred Stock, the number Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, on an as-converted into Common Stock basis taking into account the conversion rights contained in the Articles of Incorporation of the Company, as amended as of the date hereof.

    (d) "Average Closing Price" shall mean the average of the closing prices of the Parent Common Stock as reported on the Nasdaq National Market over the 30 day period ending three days prior to the Closing Date.

    (e) "Business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

    (f) "Disclosure Schedule" means the disclosure schedule delivered by each party to the other simultaneously with the execution of this Agreement;

    (g) "Environmental Laws" means any federal, state or local law, rule, regulation or decision relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

    (h) "Hazardous Substances" means: (i) those substances defined as "hazardous substances," "pollutants" or "contaminants," "hazardous waste," "hazardous chemicals" and the like in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive

  Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof usable for fuel, (iv) radon; (v) asbestos; and (vi) any other substance, regardless of physical form, that is subject to any Environmental Laws;

    (i) "Knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be;

    (j) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

    (k) "Material Adverse Effect" or "Material Adverse Change" means any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with the applicable representations and warranties made in this Agreement which could reasonably be expected to: (i) materially adversely effect the business, properties, assets, condition (financial or otherwise), or results of operations of Parent or Company, in each case, including its respective Subsidiaries together with it taken as a whole, or (ii) impair Parent or Company, as the case may be, of its ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of Parent's equity securities between the date of this Agreement and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the business application integration industry in which Parent and the Company operate or arising from changes in general business or economic conditions, and not specifically relating to Parent or Company, as the case may be; (iii) effects, changes, events, circumstances or conditions directly attributable to (A) out-of-pocket fees and expenses (including, without limitation, legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by the Agreement or (B) the payment by Parent or Company of all amounts due to any officers or employees of Company under employment contracts, non-competition agreements, employee benefit plans or severance arrangements as specified in the Disclosure Schedule; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as Parent and Company; (v) any effects, changes, events, circumstances or conditions resulting from compliance by Parent or Company with the express terms of this Agreement or action taken with the prior informed written consent of the other party; and (vi) the default by Company of any payment obligations in favor of Parent under any promissory notes issued by Company to Parent.

    (l) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

    (m) "Secondary Aggregate Preference Amount" shall be equal to the sum of the Series B Aggregate Preference Amount, the Series C Aggregate Preference Amount and the Series D Aggregate Preference Amount.

    (n) "Series A Aggregate Preference Amount" shall be equal to Total Series A Shares multiplied by $3.00.

    (o) "Series B Aggregate Preference Amount" shall be equal to Total Series B Shares multiplied by $1.91.

    (p) "Series C Aggregate Preference Amount" shall be equal to Total Series C Shares multiplied by $5.00.

    (q) "Series D Aggregate Preference Amount" shall be equal to Total Series D Shares multiplied by $7.50.

    (r) "Series E Aggregate Preference Amount" shall be equal to Total Series E Shares multiplied by $3.00.

    (s) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

    (t) "Total As-Converted Common Shares" shall be equal to the sum of the number of Total Common Shares and the As-Converted Preferred Stock.

    (u) "Total Liquidation Preference Amount" shall be equal to the sum of Series A Aggregate Preference Amount, the Series B Aggregate Preference Amount, the Series C Aggregate Preference Amount, the Series D Aggregate Preference Amount and the Series E Aggregate Preference Amount.

    (v) "Total Common Shares" shall be equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.2(b).

    (w) "Total Series A Shares" shall be equal to the number of shares of Series A Preferred outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred to be canceled pursuant to Section 2.2(b) and any Dissenting Shares).

    (x) "Total Series B Shares" shall be equal to the number of shares of Series B Preferred outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred to be canceled pursuant to Section 2.2(b) and any Dissenting Shares).

    (y) "Total Series C Shares" shall be equal to the number of shares of Series C Preferred outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred to be canceled pursuant to Section 2.2(b) and any Dissenting Shares).

    (z) "Total Series D Shares" shall be equal to the number of shares of Series D Preferred outstanding immediately prior to the Effective Time (other than any shares of Series D Preferred to be canceled pursuant to Section 2.2(b) and any Dissenting Shares).

    (aa) "Total Series E Shares" shall be equal to the number of shares of Series E Preferred outstanding immediately prior to the Effective Time (other than any shares of Series E Preferred to be canceled pursuant to Section 2.2(b) and any Dissenting Shares).

    (bb) "Warrant Value" shall be determined by the Company's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (and confirmed by telecopy answerback) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)     if to Parent or to Merger Sub, to

             Level 8 Systems, Inc.
             8000 Regency Parkway
             Cary, NC 27511
             Attention: W. Dennis McKinnie
             Telecopy: (919) 380-5121

     with a copy (which shall not constitute notice) to:

             Powell, Goldstein, Frazer & Murphy LLP
             191 Peachtree Street, N.E.
             Suite 1600
             Atlanta, GA 30303
             Attention: Scott D. Smith, Esq.
             Telecopy: (404) 572-6999

     (ii)    if to Company, to

             StarQuest Software, Inc.
             1288 Ninth Street
             Berkeley, California
             Attention: President
             Telecopy:  (510) 528-2986
          with a copy (which shall not constitute notice) to:

          Crosby, Heafey, Roach & May Professional Corporation
          Two Embarcadero Center
          Suite 2000
          San Francisco, California 94111
          Attention: Twila L. Foster, Esq.
          Telecopy: (415) 391-8269

  Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreement referenced in the last sentence of Section 6.4. Except for the provisions of Article II and
Section 6.8, this Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

  Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the internal laws of the State of California expressly apply to the Merger as it relates to Company.

  Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 9.9 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New

Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

  Section 9.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    LEVEL 8 SYSTEMS, INC.


                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________



                                    LEVEL 8 TECHNOLOGIES ACQUSITION CORP.


                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________



                                    STARQUEST SOFTWARE, INC.


                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________